UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 24, 2023
Evolv Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39417	84-4473840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Totten Pond Road, 4th Floor Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)
(781) 374-8100
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	EVLV	The Nasdaq Stock Market
Warrants to purchase one share of Class A common stock	EVLVW	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Officer Performance Bonus Plan

On February 27, 2023, the Compensation Committee of the Board of Directors of Evolv Technologies Holdings, Inc. (the “Company”) adopted the Company’s Executive Officer Performance Bonus Plan (the “Bonus Plan”) under the Company’s 2021 Incentive Award Plan (as amended, the “Incentive Plan”). The Bonus Plan provides for the payment of bonuses to executive officers of the Company (“Officers”) selected by the Compensation Committee of the Board (the “Compensation Committee”) generally based on the attainment of certain performance goals set forth in the Incentive Plan, which may be corporate performance goals and/or individual performance goals, established by the Compensation Committee.

Each Officer who is selected to participate in the Bonus Plan will have a target award opportunity set for each performance period and may also have a “maximum” amount. The bonus target award will be expressed in a participating Officer’s offer letter or employment agreement or otherwise in writing and approved by the Compensation Committee. The performance goals will be measured at the end of each performance period. If the performance goals are met, payments will be made no later 80 days following the close of the performance period. Subject to the rights contained in any agreement between the Officer and the Company, the Officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. Bonuses under the Bonus Plan will generally be paid in cash, or, if approved by the Compensation Committee, an equity award under the Incentive Plan (or combination thereof), as determined by the Committee in its sole discretion. The Bonus Plan also permits the Compensation Committee to reduce the award or approve additional bonuses to Officers in its sole discretion. Further, bonuses under the Bonus Plan will be subject to clawback or recoupment under any clawback policy adopted by the Company or as required by law.

This summary of the Bonus Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Bonus Plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Amendments to Existing Severance and Change In Control Arrangements for Certain Eligible Executive

On February 27, 2023 the Compensation Committee also approved an amendment to the participation notice under the Company’s Severance and Change in Control Plan (the “Severance Plan”) for Mark Donohue, Chief Financial Officer of the Company. Under this amendment, Mr. Donahue’s “Change in Control Severance Period” (as defined in the Severance Plan) will begin 60 days prior to the closing date of a “Change in Control” (as defined in the Severance Plan) and end on the two-year anniversary of such Change in Control.

Board Realignment

On February 24, 2023, in order to achieve an equal balance of membership among the classes of directors, the Board determined to move Kimberly Sheehy from Class III with a term expiring at the 2024 Annual Meeting of Stockholders to Class I with a term expiring at the 2025 Annual Meeting of Stockholders. Accordingly, and to enact such change, on the same date, Ms. Sheehy, who was a Class III Director, resigned as a director and was immediately elected by the Board as a Class I Director. The resignation and re-election of Ms. Sheehy was effected solely to rebalance the Board’s classes and, for all other purposes, including committee service and compensation, Ms. Sheehy’s service on the Board is deemed to have continued uninterrupted. The Board now consists of three Class I Directors, four Class II Directors, and three Class III Directors.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Evolv Technologies Holdings, Inc. Executive Officer Performance Bonus Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolv Technologies Holdings, Inc.

Date: March 2, 2023	By:	/s/ Peter George
	Name:	Peter George
	Title:	Chief Executive Officer